Exhibit 14.1 under Form N-14

KPMG LLP
99 High Street
Boston, MA 02110-2371
Telephone 617 988 1000
Fax 617 507 8321

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Federated Managed Allocation Portfolios and Shareholders of Federated Conservative Allocation Fund, Federated Moderate Allocation
Fund and Federated Growth Allocation Fund:

We consent to the use of our report dated January 16, 2007 for Federated Conservative Allocation
Fund, Federated Moderate Allocation Fund and Federated Growth Allocation Fund, each a series of Federated Managed Allocation Portfolios, incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS".


Boston, Massachusetts
July 18, 2007